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                                                                    Exhibit 11.2

                   SOFTWARE SPECTRUM, INC. AND SUBSIDIARIES
               COMPUTATION OF FULLY-DILUTED EARNINGS PER SHARE
                                 (Unaudited)


                                     Three Months Ended      Nine Months Ended
                                        December 31,            December 31,
                                  ----------------------  ----------------------

                                      1996       1995        1996        1995
                                  ----------  ----------  ----------------------
Net income                        $  833,000  $2,773,000  $   44,000  $6,176,000
                                  ==========  ==========  ==========  ==========

Shares as adjusted:
  Average number of shares
    outstanding                    4,317,925   4,204,602   4,289,962   4,192,847
  Incremental shares
    from outstanding stock
    options as determined
    under the treasury stock
    method, using the higher
    of ending or average
    market price                     148,054      67,223     132,662      78,209
                                  ----------  ----------  ----------  ----------

Shares as adjusted                 4,465,979   4,271,825   4,422,624   4,271,056
                                  ==========  ==========  ==========  ==========

Fully-diluted earnings per share  $      .19  $      .65  $      .01  $     1.45
                                  ==========  ==========  ==========  ==========